Exhibit 77(c)

Meeting of Stockholders - Voting Results

On May 2, 2011, the Fund held its Annual Meeting of Stockholders to consider the proposals set forth below. The following votes were recorded:

Proposal 1: To approve an amendment to the charter classifying the Board of Directors into three separate classes and making related changes to the charter.

	# of Votes Cast	% of Votes Cast
For	14,556,267	54.45%
Against	3,088,975	11.55%
Abstain	113,899	0.43%
Non Vote	8,973,861	33.57%
TOTAL	26,733,002	100.00%

Proposal 2: Election of Directors.

Election of Richard I. Barr as Director of the Fund

	# of Votes Cast	% of Votes Cast
For	24,991,846	93.49%
Withhold	1,707,168	6.38%
Non Vote	33,988	0.13%
TOTAL	26,733,002	100.00%

Election of John S. Horejsi as Director of the Fund

	# of Votes Cast	% of Votes Cast
For	24,961,549	93.37%
Withhold	1,737,465	6.50%
Non Vote	33,988	0.13%
TOTAL	26,733,002	100.00%

Election of Susan L. Ciciora as Director of the Fund

	# of Votes Cast	% of Votes Cast
For	24,974,174	93.42%
Withhold	1,724,840	6.45%
Non Vote	33,988	0.13%
TOTAL	26,733,002	100.00%

Election of Dr. Dean L. Jacobson as Director of the Fund

	# of Votes Cast	% of Votes Cast
For	24,988,367	93.47%
Withhold	1,710,647	6.40%
Non Vote	33,988	0.13%
TOTAL	26,733,002	100.00%

Election of Joel W. Looney as Director of the Fund

	# of Votes Cast	% of Votes Cast
For	24,992,278	93.49%
Withhold	1,706,736	6.38%
Non Vote	33,988	0.13%
TOTAL	26,733,002	100.00%